Exhibit 23.1

The Board of Directors and Stockholders

SVB Financial Group:

We consent to the incorporation by reference in the registration statements (Nos. 333-134655, 333-133262, 333-118091, 333-108434, 333-92410, 333-59590, 333-39680, 333-89641, 333-28185, 333-05489, 333-68857, and 033-60467) on Form S-8 and registration statements on Form S-3 (No. 333-109312 and 333-156613) of SVB Financial Group (the “Company”) of our reports dated March 2, 2009 except for notes 1, 2, 3, 12, 14, 15, 19, 21, and 22 as to which the date is November 16, 2009, with respect to the consolidated balance sheets of SVB Financial Group and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K (as revised in the current report on Form 8-K of the Company, filed on November 16, 2009). Our report on the aforementioned consolidated financial statements refers to the retrospective adjustment of all periods presented due to the adoption of Statement of Financial Accounting Standards (FAS) No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB 51.

/s/ KPMG LLP

San Francisco, California

November 16, 2009